Bullion Monarch Mining, Inc. Reaches an Agreement with Dourave Mineracao & Exploracao Mineral LTDA

For immediate release May 13, 2009

Orem, Utah – Bullion Monarch Mining, Inc. (“BULM” www.bullionmm.com), a natural resource company with mining interests in gold, silver, and oil shale is pleased to announce it has reached an agreement with Dourave Brazil.  Dourave Brazil is 99.9% owned by Dourave Mining and Exploration, Inc., a corporation organized under the laws of Canada (“Dourave Canada”). Bullion will pay two million USD for a one third interest in the Bom Jesus and Bom Jardine mining properties with a first right of refusal on future projects Dourave will use the funds to continue exploration on the previously referenced properties which have already shown promising results.  These properties are located in Northern Brazil, in the State of Para, in an area that has been reported to have had substantial gold production from low tech, independent miners.

R. Don Morris, President of Bullion Monarch Mining Inc. stated, “We are very excited about the prospects of these properties.  There has been a lot of gold taken by hand over the years and the preliminary geology indicates the possibility of a significant ore body on each property.  Our partner, Dourave, is an extremely capable exploration company with all of the expertise needed to bring a mine into production.  We believe this is the first step in a relationship  that could be very profitable for both parties for years to come.”

Bullion Monarch Mining, Inc. is traded on the OTC Bulletin Board under the symbol “BULM.”  For more information on this or other projects Bullion Monarch is currently involved with, log on to our website at www.bullionmm.com.

Forward-looking Statements

Forward-looking statements in the press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact Information

Rob Morris robmorris@bullionmm.com

(801) 426-8111